Exhibit No. 99
CONTACT: REGIS CORPORATION: Mark Fosland – SVP, Finance and Investor
Relations, 952-806-1707

For Immediate Release

REGIS REPORTS FIRST QUARTER 2017 RESULTS

MINNEAPOLIS, October 27, 2016 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal first quarter ended September 30, 2016 versus the prior year as noted below.

As a result of the Company's valuation allowance against most of its deferred tax assets, associated reported and, as adjusted, after-tax results of operations are not comparable to prior periods.

•	Sales of $431.0 million, a decline of $19.1 million. Same-store sales decreased (1.0%).

◦	Same-store service sales decreased (0.8%) and same-store product sales decreased (2.1%).

◦	Same-store sales increased 0.4% in Supercuts and SmartStyle combined.
•Operating income of $7.7 million compared to $4.3 million in the prior year quarter.

•	Net income of $3.3 million or $0.07 per diluted share.

◦	Includes ($0.02) per diluted share unfavorable impact due to the deferred tax valuation allowance on income tax expense.

•	EBITDA of $24.2 million compared to $23.1 million, as adjusted, in the prior year quarter.

◦	Decrease of ($1.8) million from same-store sales declines.

◦
Increase of $2.9 million mainly from cost savings, timing and lapping certain costs in the prior year quarter, reduced salon counts, and improved stylist productivity, partly offset by minimum wage and inflation, and planned strategic investments.

•	Diluted EPS was $0.07 compared to $(0.02) in the prior year quarter.

◦	Primary drivers of this improvement were lower depreciation, lapping non-cash equity in losses of Empire Education Group, and the EBITDA impacts listed above.

Dan Hanrahan, President and Chief Executive Officer, commented, “Although the first quarter operating income and adjusted EBITDA increased by $3.4 million and $1.1 million over last year, respectively, these operating results are not meeting our expectations.  Since 2013, we have been re-engineering our entire salon support infrastructure.  A key objective of salon support is to provide the tools, processes and metrics necessary for our field leaders to operate salons on a level similar to the operational performance of our franchisees. This enhanced salon support has resulted in positive and sustainable growth in a significant number of salons. These results are driven by strong field leaders who consistently execute against all our initiatives and are driving quarter after quarter improvement by using tools, processes and metrics we provide. The strong results of our top leaders are overshadowed by under-performing salons which continue to be a drag on our consolidated financial results.”

Mr. Hanrahan continued, “Since 2013, we have increased our focus on the franchise business, growing franchised units by 21% and expanding our Supercuts franchised salons 45% since that time. Today, the franchise business delivers strong financial performance and contributes significantly to our growth and overall profitability. Like our best corporate field leaders, our franchise operators react nimbly to local market conditions, implementing necessary changes to operations, stylist labor, wages and pricing to stay ahead of the competition. Because our franchisees operate on a smaller scale they have inherent local market advantages that have led to stronger and more consistent operating performances.

“Over the past years we have sold approximately 200 under-performing salons to franchisees. The franchisees ability to increase revenues in these salons has been impressive.  The plan is to continue to aggressively expand our franchise model and this will be a significant component of Regis’ future unit growth. This approach should enable improved capital efficiency by focusing and simplifying our business, allowing our operators to be more effective, and simultaneously providing the best opportunity for our salons to meet and exceed the expectations of our stylists and our guests. As part of this initiative, Regis has formally engaged Huron Consulting to assist in the analysis and development of the best means of delivering an expanded franchise business model.”

Comparable Profitability Measures
	(Unaudited)
	Three Months Ended September 30,		Fiscal Years Ended June 30,
	2016	2015	2016	2015
	(Dollars in millions)
Revenue	$431.0	$450.1	$1,790.9	$1,837.3

Revenue decline %	(4.2)	(3.1)	(2.5)	(2.9)

Same-Store Sales %	(1.0)	0.7	0.2	(0.3)
Same-Store Average Ticket % Change	4.1	2.1	3.1	1.6
Same-Store Guest Count % Change	(5.1)	(1.4)	(2.9)	(1.9)

Cost of Service and Product % (1)	60.0	59.5	60.1	59.3
Cost of Service % (1)	62.6	62.2	62.7	61.8
Cost of Product % (1)	49.4	48.9	49.9	49.7

Site operating expense as % of total revenues, U.S. GAAP reported	10.2	10.6	10.2	10.5
Site operating expense as % of total revenues, as adjusted	10.2	10.6	10.2	10.6

General and administrative as % of total revenues	9.3	9.9	9.9	10.1

Operating income as % of total revenues, U.S. GAAP reported	1.8	0.9	1.0	0.2
Operating income as % of total revenues, as adjusted	1.8	0.9	1.0	0.1

EBITDA	24.2	22.2	74.5	73.8
EBITDA, as adjusted	24.2	23.1	90.3	86.5
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(1)	Excludes depreciation and amortization.

First Quarter Results:
Prior year adjusted results have been restated to exclude the prior year self-insurance reserve adjustment of $0.2 million.

Revenues. Revenues in the quarter of $431.0 million declined $19.1 million, or 4.2%, compared to the prior year quarter. Same-store sales decreased 1.0% compared to the prior year quarter. The remaining 320 basis point, or $14.9 million, decline in revenue, compared to the prior year quarter, was primarily due to the closing of unprofitable salons and foreign currency.

Service revenue was $335.5 million, a $14.6 million, or 4.2% decrease, compared to the prior year quarter. Same-store service sales decreased 0.8% driven by a decline in same-store guest visits of 4.9%, partly offset by an increase in average ticket price of 4.1%. The remaining 340 basis point, or $12.1 million, decline in service revenues, compared to the prior year quarter, was primarily due to the closing of unprofitable salons and foreign currency.

Product revenue was $83.5 million, a decrease of $4.5 million, or 5.1%, compared to the prior year quarter. Product same-store sales for the quarter decreased 2.1%, driven by a decrease in same-store transactions of 3.9%, partly offset by an increase in average ticket price of 1.8%. The remaining 300 basis point, or $2.9 million, decline in product revenues, compared to the prior year quarter, was primarily due to the closing of unprofitable salons and foreign currency.

Royalties and fees were $12.0 million, essentially flat when compared to the prior year quarter. Royalty increases of 5.6% were largely offset by lower franchise fees due to the timing of new salon openings and lapping a higher level of franchise termination fees in the prior year quarter. The Company added 50 new franchised salons in the quarter as compared to 61 in the prior year quarter. Franchisees posted positive same-store sales during the quarter.

Cost of Service and Product. Cost of service and product, as a percent of associated revenues, increased 50 basis points to 60.0% compared to the prior year quarter.

Cost of service as a percent of service revenue for the quarter increased 40 basis points versus the prior year quarter, to 62.6%. The primary drivers were state minimum wage increases and lapping a rebate in the prior year quarter, partly offset by improved productivity and lower bonuses.

Cost of product as a percent of product revenue was 49.4%. The increase of 50 basis points when compared to the prior year quarter was mainly the result of writing off obsolete inventory.

Site Operating Expenses. Site operating expenses of $43.9 million decreased $3.9 million compared to the prior year quarter. This was primarily driven by cost savings, a net reduction of 251 salons, the timing of marketing expenses, and foreign currency.

General and Administrative. General and administrative expenses of $40.3 million decreased $4.3 million compared to the prior year quarter. The decrease was mainly due to timing of expenses expected to turn throughout the year, one-time compensation benefits, lapping certain costs in the prior year quarter, cost savings and foreign currency, partly offset by planned strategic investments in technical training. During the quarter, timing and one-time benefits reduced general and administrative expense in the range of $3.0 to $4.0 million.

Rent. Rent expense of $71.9 million decreased $2.9 million compared to the prior year quarter. This decrease was primarily the result of a net reduction of 251 salons and foreign exchange, partly offset by lease termination costs and rent inflation.

Depreciation and Amortization. Depreciation and amortization was $16.0 million compared to $17.9 million in the prior year quarter, a decrease of $1.9 million. This decrease was primarily due to a net reduction of 251 salons and lower non-cash salon fixed asset impairments.

Income Taxes. During the three months ended September 30, 2016 and 2015, the Company recognized tax expense of $2.7 and $2.8 million, respectively, at effective tax rates of 45.5% and 98.3%, respectively.

The recorded tax expense and effective tax rates for the three months ended September 30, 2016 and 2015 were different than what would normally be expected primarily due to the impact of the deferred tax valuation allowance. The majority of the tax expense relates to a non-cash tax expense for tax benefits on certain indefinite-lived assets the Company cannot recognize for reporting purposes. Income tax expense for the three months ended September 30, 2016 includes non-cash expense of $2.0 million related to this matter. This non-cash impact will continue as long as the Company has a valuation allowance against most of its deferred tax assets and is expected to approximate $7.8 million of expense for the year ending June 30, 2017.

Equity in Affiliates. Equity in loss of affiliated companies improved $0.9 million due to lapping a $0.9 million loss in the prior year quarter.

EBITDA, as Adjusted. EBITDA was $24.2 million, an improvement of $1.1 million compared to EBITDA, as adjusted, in the prior year quarter. EBITDA, as adjusted, in the prior year quarter excluded the impact of equity in loss of affiliated companies.

Regis Corporation will host a conference call via webcast discussing first quarter results today, October 27, 2016, at 9:00 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or to participate by phone by dialing (888) 500-6950 and entering access code 1755995. A replay of the presentation will be available later that day. The replay phone number is 888-203-1112, access code 1755995.

About Regis Corporation
Regis Corporation (NYSE:RGS) is the leader in beauty salons and cosmetology education. As of September 30, 2016, the Company owned, franchised or held ownership interests in 9,455 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and First Choice Haircutters. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the continued ability of the Company to execute on our strategy and build on the foundational initiatives that we have implemented; the success of our stylists and our ability to attract, train and retain talented stylists; changes in regulatory and statutory laws; our ability to manage cyber threats and protect the security of sensitive information about our guests, employees, vendors or Company information; changes in tax exposure; the effect of changes to healthcare laws; reliance on management information systems; financial performance of Empire Education Group; reliance on external vendors; consumer shopping trends and changes in manufacturer distribution channels; financial performance of our franchisees; competition within the personal hair care industry; changes in interest rates and foreign currency exchange rates; failure to standardize operating processes across brands; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; the continued ability of the Company to implement cost reduction initiatives; compliance with debt covenants; changes in economic conditions; changes in consumer tastes and fashion trends; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except share data)

	September 30, 2016 (Unaudited)	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$148,531	$147,346
Receivables, net	23,068	24,691
Inventories	134,584	134,212
Other current assets	49,916	51,765
Total current assets	356,099	358,014

Property and equipment, net	174,769	183,321
Goodwill	416,780	417,393
Other intangibles, net	14,685	15,185
Other assets	63,580	62,019

Total assets	$1,025,913	$1,035,932

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,965	$59,884
Accrued expenses	121,823	135,431
Total current liabilities	181,788	195,315

Long-term debt, net	119,855	119,606
Other noncurrent liabilities	203,252	201,610
Total liabilities	504,895	516,531
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 46,259,858 and 46,154,410 common shares at September 30, 2016 and June 30, 2016, respectively	2,313	2,308
Additional paid-in capital	208,282	207,475
Accumulated other comprehensive income	2,552	5,068
Retained earnings	307,871	304,550

Total shareholders’ equity	521,018	519,401

Total liabilities and shareholders’ equity	$1,025,913	$1,035,932

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CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
For The Three Months Ended September 30, 2016 and 2015
(Dollars and shares in thousands, except per share data amounts)

	Three Months Ended September 30,
	2016	2015
Revenues:
Service	$335,540	$350,161
Product	83,478	87,976
Royalties and fees	12,024	11,993
	431,042	450,130
Operating expenses:
Cost of service	210,023	217,768
Cost of product	41,219	43,036
Site operating expenses	43,906	47,828
General and administrative	40,292	44,548
Rent	71,937	74,819
Depreciation and amortization	15,950	17,855
Total operating expenses	423,327	445,854

Operating income	7,715	4,276

Other (expense) income:
Interest expense	(2,192)	(2,354)
Interest income and other, net	498	944

Income before income taxes and equity in loss of affiliated companies	6,021	2,866

Income taxes	(2,740)	(2,816)
Equity in loss of affiliated companies, net of income taxes	—	(858)

Net income (loss)	$3,281	$(808)

Net income (loss) per share:
Basic and diluted	$0.07	$(0.02)

Weighted average common and common equivalent shares outstanding:
Basic	46,227	52,793
Diluted	46,622	52,793

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REGIS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
For The Three Months Ended September 30, 2016 and 2015
(Dollars in thousands)

	Three Months Ended September 30,
	2016	2015
Net income (loss)	$3,281	$(808)
Foreign currency translation adjustments	(2,516)	(4,272)
Comprehensive income (loss)	$765	$(5,080)

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REGIS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
For The Three Months Ended September 30, 2016 and 2015
(Dollars in thousands)

	Three Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$3,281	$(808)
Adjustments to reconcile net income to net cash provided by:
Depreciation and amortization	14,040	15,205
Equity in loss of affiliated companies	—	858
Deferred income taxes	1,969	1,727
Gain from sale of salon assets, net	(32)	(407)
Salon asset impairments	1,910	2,650
Stock-based compensation	1,865	2,508
Amortization of debt discount and financing costs	351	337
Other non-cash items affecting earnings	13	8
Changes in operating assets and liabilities, excluding the effects of asset sales	(11,067)	(9,569)
Net cash provided by operating activities	12,330	12,509

Cash flows from investing activities:
Capital expenditures	(10,933)	(8,611)
Proceeds from sale of assets	163	684
Change in restricted cash	1,133	(682)
Net cash used in investing activities	(9,637)	(8,609)

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	—	(2)
Repurchase of common stock	—	(38,418)
Employee taxes paid for shares withheld	(1,054)	(655)
Net cash used in financing activities	(1,054)	(39,075)

Effect of exchange rate changes on cash and cash equivalents	(454)	(324)

Increase (decrease) in cash and cash equivalents	1,185	(35,499)

Cash and cash equivalents:
Beginning of period	147,346	212,279
End of period	$148,531	$176,780

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SAME-STORE SALES (1):

	For the Three Months Ended
	September 30, 2016			September 30, 2015
	Service	Retail	Total	Service	Retail	Total
SmartStyle	0.4%	(0.6)%	0.1%	3.7%	3.5%	3.6%
Supercuts	1.3	(0.9)	1.1	1.7	7.7	2.2
MasterCuts	(3.3)	(3.2)	(3.3)	(4.0)	(2.4)	(3.8)
Other Value	(0.2)	1.0	(0.1)	(0.9)	5.4	(0.2)
North American Value	0.1%	(0.6)%	—%	0.9%	3.8%	1.5%

North American Premium	(4.5)%	(7.9)%	(5.1)%	(2.5)%	(2.9)%	(2.6)%

International	(2.1)%	(7.5)%	(3.5)%	0.2%	—%	0.1%

Consolidated	(0.8)%	(2.1)%	(1.0)%	0.3%	2.4%	0.7%

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(1)
Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and fiscal year same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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REGIS CORPORATION (NYSE: RGS)
System-wide location counts

	September 30, 2016	June 30, 2016
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,701	2,683
Supercuts	1,044	1,053
MasterCuts	419	430
Other Value	1,573	1,604
Regis salons	675	694
Total North American Salons (1)	6,412	6,464
Total International Salons (2)	320	328
Total Company-owned Salons	6,732	6,792

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	124	125
Supercuts	1,614	1,579
Other Value	788	792
Total North American Salons (1)	2,526	2,496
Total International Salons (2)	2	—
Total Franchise Salons	2,528	2,496

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	195	195

Grand Total, System-wide	9,455	9,483
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(1)
The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Other Value salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.

(2)	Canadian and Puerto Rican salons are included in the North American salon totals.

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

REGIS CORPORATION
Reconciliation of reported U.S. GAAP net income (loss) to EBITDA, as adjusted, a non-GAAP financial measure
(Dollars in thousands)
(Unaudited)

EBITDA, as adjusted
EBITDA represents U.S. GAAP net income (loss) for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines EBITDA, as adjusted, as EBITDA excluding equity in loss of affiliated companies for each respective period.

	Three Months Ended September 30,
	2016	2015
Consolidated reported net income (loss), as reported (U.S. GAAP)	$3,281	$(808)
Interest expense, as reported	2,192	2,354
Income taxes, as reported	2,740	2,816
Depreciation and amortization, as reported	15,950	17,855
EBITDA (as defined above)	$24,163	$22,217

Equity in loss of affiliated companies, as reported	—	858
EBITDA, as adjusted, non-GAAP financial measure (1)	$24,163	$23,075

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Notes:

(1)	Prior year adjusted results have been restated to exclude the prior year self-insurance reserve adjustment of $0.2 million.

REGIS CORPORATION
Reconciliation of reported U.S. GAAP revenue change to same-store sales (Unaudited)

	Three Months Ended September 30,
	2016	2015
Revenue decline, as reported (U.S. GAAP)	(4.2)%	(3.1)%
Effect of new stores and conversions	(0.4)	(0.6)
Effect of closed salons	2.9	2.9
Foreign currency	0.8	1.7
Other	(0.1)	(0.2)
Same-store sales, non-GAAP	(1.0)%	0.7%

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